EXHIBIT 4.1

Joy Global Inc.
2016 Omnibus Incentive Compensation Plan

Section 1.	Purpose

The purpose of the Plan is to give the Company a competitive advantage in retaining, attracting, and motivating officers, employees, and/or directors and to provide the Company and its Subsidiaries with a stock plan providing incentives linked to the growth and success of the Company’s businesses and increases in Company shareholder value. This Plan is intended to replace the Joy Global Inc. 2003 Stock Incentive Plan (the “2003 Incentive Plan”) and the Joy Global Inc. 2007 Stock Incentive Plan (the “2007 Incentive Plan”). The 2003 Incentive Plan and the 2007 Incentive Plan shall be terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders, except that any awards granted under the 2003 Incentive Plan or the 2007 Incentive Plan shall remain in effect pursuant to their terms.

Section 2.	Definitions

For purposes of the Plan, capitalized terms have the meaning provided below or, if not provided below, as provided elsewhere in the Plan:

“Award” means an award that is granted under the Plan as described in Section 5.

“Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Awards are to be earned.

“Board” means the Board of Directors of the Company.

“Change in Control” have the meanings set forth in Section 10.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Committee referred to in Section 3.

“Common Stock” means common stock, par value $1.00 per share, of the Company.

“Company” means Joy Global Inc., a Delaware corporation.

“Covered Employee” means a Participant designated by the Committee prior to the grant of Performance Awards who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which Performance Awards are expected to be taxable to such Participant.

“Director” means a non-employee member of the Board.

“Eligible Individuals” means non-employee directors, officers, and employees of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Exercise Price” means (a) in the case of Stock Options, the price specified in the applicable Award agreement as the price-per-share at which shares of Common Stock may be purchased pursuant to such Stock Option or (b) in the case of Stock Appreciation Rights, the price specified in the applicable Award agreement as the reference price-per-share used to calculate the amount payable to the Participant.

“Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for a share of Common Stock on such date on the New York Stock Exchange or such other national securities market or exchange as may at the time be the principal market for the Common Stock, or if the shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select.

“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Outside Director” means a director who qualifies as an “independent director” for purposes of New York Stock Exchange listing standards, as an “outside director” within the meaning of Section 162(m) of the Code, and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

“Parent” means a direct or indirect parent company.

“Participant” means an individual who is granted an Award under the Plan.

“Performance Awards” means Awards granted under Section 8.

“Performance Goals” means the performance goals established by the Committee in connection with the grant of Performance Awards. In the case of Qualified Performance-Based Awards, such goals shall be established by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; market capitalization; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; profitability; market share; reduction in costs; gross profits; net profits; completion of corporate transactions (including mergers or acquisitions); successful litigation outcomes; and/or development and/or acquisition of intellectual property. Any of the preceding Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance Goals may be established on an individual or corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries, and may be applied on an absolute or relative basis against a group of peer companies, a financial market index or other objective and quantifiable indices. Measurement of performance against goals may include or exclude impact of: charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; the cumulative effects of tax or accounting changes; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; reorganization or change in the corporate structure or capital structure of the Company; foreign exchange gains and losses; a change in the fiscal year of the Company; the refinancing or repurchase of bank loans or debt securities; unbudgeted capital expenditures; any business interruption event; the effect of changes in other laws or regulatory rules affecting reported results; and/or an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management each as identified in the financial statements, notes to the financial statements, management’s discussion and analysis within the Company’s annual report on Form 10-K, or the Company’s earnings release reporting annual financial performance that is furnished to the SEC pursuant to Item 2.02 of Form 8-K. To the extent such inclusions or exclusions affect Qualified Performance-Based Awards, they shall be prescribed in a form, and only to the extent, that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

“Plan” means the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan, as set forth herein and as hereinafter amended from time to time.

“Prior Plan” means the 2003 Incentive Plan or the 2007 Incentive Plan, as applicable.

“Qualified Performance-Based Award” means a Performance Award designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is or may be a Covered Employee and (b) the Committee wishes such Performance Award to qualify for the Section 162(m) Exemption.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities Exchange Commission under Section 16(b) of the Exchange Act, as amended from time to time.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Stock Appreciation Right” means an Award granted under Section 7.

“Stock Option” means an Award granted under Section 6.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

“Ten-Percent Holder” means an employee who, at the time of the grant of an Award, owns stock representing more than 10% of the voting power of the Company or a Subsidiary (as determined under Section 422(b)(6) of the Code).

Section 3.	Administration

The Plan shall be administered by the Human Resources and Nominating Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed solely of Outside Directors numbering no fewer than two (2) and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

Among other things, the Committee shall have the authority, subject to the terms of the Plan to:

(a)    select the Eligible Individuals to whom Awards may from time to time be granted;

(b)    determine whether and to what extent Awards are to be granted hereunder;

(c)    determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)    determine the terms and conditions of any Award granted hereunder, including, but not limited to, the Exercise Price (subject to Section 6(b)) and any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary);

(e)    modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

(f)    determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

(g)    determine that the limits in Section 5(c) are not applicable in connection with a Participant’s termination due to death, disability or a Change in Control; and

(h)    determine under what circumstances an Award may be settled in cash or Common Stock.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) delegate administrative responsibilities with respect to the Plan, and (ii) delegate to the Chief Executive Officer of the Company (the “CEO”) all or any portion of its responsibilities to grant Awards; provided, however, that no delegation may be made by the Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, further, that the Committee may not delegate to the CEO the authority to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or any Director. Any allocation or delegation may be revoked by the Committee at any time.

Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Section 4.	Common Stock Subject to Plan

(a)Shares and Cash Available. Shares of Common Stock subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. The number of shares of Common Stock and cash available under the Plan are described in this Section 4, subject to adjustment as provided in Section 4(c).

(i)The maximum aggregate number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of (A) 6,325,000, plus (B) any shares of Common Stock that are available immediately prior to the Effective Time under the 2007 Incentive Plan. For the purpose of calculating the maximum number of shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under clause (iii) and clause (v) below): (i) every one share issuable pursuant to the exercise of a Stock Option or Stock Appreciation Right shall count as one share; and (ii) every one share underlying all other stock-based Awards shall count as 2.4 shares.

(ii)The maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 6,325,000.

(iii)If, after the Effective Time of the Plan, any Award (A) is forfeited or otherwise expires, terminates or is canceled without the delivery of all shares of Common Stock subject thereto or (B) is settled other than by the delivery of shares of Common Stock (including cash settlement), then, in the case of clauses (A) and (B), the number of shares of Common Stock subject to such Award that were not issued shall again become available to be delivered pursuant to Awards under the Plan, except as provided in clause (iv) below. For purposes of determining the number of shares of Common Stock that may be delivered pursuant to Awards under the preceding sentence, the term “Award” includes an award granted under a Prior Plan that is outstanding as of the Effective Time.

(iv)Shares of Common Stock tendered or held back upon the exercise of a Stock Option or stock-settled Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon net exercise of a Stock Option or stock-settled Stock Appreciation

Right, the gross number of shares exercised shall be deducted from the total number of shares of Common Stock remaining available for issuance under the Plan. For purposes of (A) determining the number of shares of Common Stock that are tendered or held back upon the exercise of a Stock Option or Stock Appreciation Right or (B) a net exercise of a Stock Option or Stock Appreciation Right under the preceding sentence, the terms “Stock Option” and “Stock Appreciation Right” include a stock option and a stock-settled stock appreciation right granted under a Prior Plan that is outstanding as of the Effective Time. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Time options under a Prior Plan shall not be available for future issuance under the Plan.

(v)Shares of Common Stock tendered or held back upon the settlement of an Award (other than a Stock Option or Stock Appreciation Right) to cover tax withholding shall be available for future issuance under the Plan. The term “Award” includes an award (other than a stock option or stock appreciation right) granted under a Prior Plan that is outstanding as of the Effective Time.

(b)Individual Award Limits. Subject to adjustment as provided in Section 4(c), the following limits apply:

(i)in the case of Qualified Performance-Based Awards that are settled in shares of Common Stock (other than Stock Options and Stock Appreciation Rights), the maximum aggregate number of shares of Common Stock with respect to which such Awards may be granted under the Plan to any Participant in any fiscal year of the Company shall be 1,000,000;

(ii)the maximum aggregate number of shares of Common Stock subject to Stock Options granted in any one fiscal year to any Participant shall be 2,000,000;

(iii)the maximum aggregate number of shares of Common Stock subject to Stock Appreciation Rights granted in any one fiscal year to any Participant shall be 2,000,000;

(iv)in the case of Qualified Performance-Based Awards that are settled in cash based on the Fair Market Value of a share of Common Stock, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted under the Plan to any Eligible Individual in any fiscal year of the Company shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of shares of Common Stock described in the preceding clause (i);

(v)in the case of all Qualified Performance-Based Awards other than those described in clause (iv), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than shares of Common Stock that may be paid or delivered pursuant to such Awards under the Plan to any Eligible Individual other than a Director in any fiscal year of the Company shall be $10,000,000; and

(vi)the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any Director in any fiscal year of the Company shall be $750,000.

For the avoidance of doubt, delivery of shares of Common Stock subject to awards granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company shall not be deemed a delivery for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and Shares subject to such Awards shall not be added to the Shares available for issuance under the Plan as provided in Section 4(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors prior to such acquisition or combination.

(c)Adjustment Provision. In the event of any change in corporate capitalization, such as a stock split, reverse stock split, or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, extraordinary cash dividend, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the maximum limitations of shares underlying Awards to be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number.

Section 5.	Eligibility; Types of Awards

(a)Eligibility for Awards. Awards may be granted under the Plan to Eligible Individuals, as determined in the sole discretion of the Committee. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

(b)Types of Awards. Awards may be made under the Plan in the form of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Performance Awards, (vi) other stock-based awards or cash incentives that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards.

(c)Minimum Vesting Condition. Participants who are granted Stock Options and Stock Appreciation Rights will be required to continue to provide services to the Company (or an affiliate) for not less than one-year following the date of grant in order for any such Stock Options and Stock Appreciation Rights to fully or partially vest or be exercisable. Notwithstanding the foregoing, up to five percent of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 4(a)(i) may provide for vesting of Stock Options and Stock Appreciation Rights, partially or in full, in less than one-year.

Section 6.	Stock Options

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any Eligible Individual Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option and specifies the material terms and provisions of such Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)Option Term. The Committee shall determine the stated term of each Stock Option granted under this Plan. No Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted).

(b)Exercise Price. The Committee shall determine the Exercise Price per share of Common Stock subject to Stock Options granted under this Plan. The Exercise Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of Common Stock on the date of grant, except that, with respect to Incentive Stock Options granted to a Ten-Percent Holder, the Exercise Price shall not be less than 110% of the Fair Market Value on the date of grant (and except in connection with Stock Option substitution in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable). Except for adjustments pursuant to Section 4(c) , in no event may any Stock Option granted under this Plan be amended to decrease the Exercise Price thereof, cancelled in conjunction with the grant of any new Stock Option with a lower Exercise Price, cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Option in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable).

(c)Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)Method of Exercise. Subject to the provisions of this Section 6, Stock Options may be exercised, in whole or in part, at any time during their stated term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

To the extent permitted by applicable law, if approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares of Common Stock shall be delivered until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested by the Company, has given the representation described in Section 14(a), and an optionee shall not have such rights with respect to a Stock Option prior to that date nor any rights to dividend equivalents on account of the Stock Option.

(e)Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, for no consideration as expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s children or family member, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.

Section 7.	Stock Appreciation Rights

(a)Term. The Committee shall determine the stated term of each Stock Appreciation Right granted under this Plan. No Stock Appreciation Right shall be exercisable more than 10 years after the date of grant.

(b)Exercise Price. The Exercise Price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (i) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction, to the extent consistent with Section 409A of the Code) and (ii) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with Section 409A. Except for adjustments pursuant to Section 4(c), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the Exercise Price thereof, cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower Exercise Price, cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable).

(c)Exercisability. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, in value equal to (i) the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the applicable Exercise Price, multiplied by (ii) the number of shares of Common Stock in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(e)Nontransferability. No Stock Appreciation Right shall be transferable by a Participant other than by will or by the laws of descent and distribution or, for no consideration, as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “Participant” include such guardian, legal representative and other transferee.

(f)Award Agreement. Stock Appreciation Rights shall be evidenced by Award agreements, the terms and provisions of which may differ. The grant of a Stock Appreciation Right shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Appreciation Right, determines the number of shares of Common Stock to be subject to such Stock Appreciation Right and specifies the material terms and provisions of such Stock Appreciation Right. The Company shall notify an Eligible Individual of any grant of a Stock Appreciation Right, and a written option agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Section 8.	Performance Awards

(a)Administration. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Awards shall be awarded, the number of Performance Shares (as defined below) and/or the amount of Performance Cash Awards (as defined below) to be awarded to any Eligible Individual, the duration of the Award Cycle, and any other terms and conditions of the Award, in addition to those contained in subsection (b), below. The Committee shall also determine whether each Performance Award shall be denominated as (i) a performance-based stock or stock unit Award (a “Performance Share”), or (ii) a performance-based cash Award (a “Performance Cash Award”).

(b)Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:

(i)Performance-Based Awards. The Committee may, prior to or at the time of the grant, designate Performance Awards as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof (including any associated dividends or dividend equivalents) upon the attainment of Performance Goals (and, in addition, any other performance criteria). If the Committee does not designate Performance Awards as Qualified Performance-Based Awards, it may condition the settlement thereof upon the attainment of Performance Goals and/or other performance criteria. Regardless of whether Performance Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the Participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Subject to the provisions of the Plan and the Performance Award agreement referred to in Section 8(b)(iv), Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle.

(ii)Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Performance Awards for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Awards in question.

(iii)Settlement. At the expiration of the Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned, and the Committee shall then cause to be delivered (A) if the Performance Awards are Performance Shares, (1) a number of shares of Common Stock equal to the number of Performance Shares determined by the Committee to have been earned, or (2) cash equal to the product of (x) the Fair Market Value as of the date of settlement multiplied by (y) such number of Performance Shares determined to have been earned, as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(ii)), or (B) if the Performance Awards are Performance Cash Awards, (1) cash equal to the amount earned under the Award (the “Cash Payment”), or (2) a number of shares of Common Stock equal to (x) the Cash Payment divided by (y) the Fair Market Value as of the date of settlement (with any resulting fractional shares distributed in the form of cash), as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(ii)).

(iv)Performance Award Agreement. Each Award shall be confirmed by, and be subject to, the terms of a Performance Award agreement.

Section 9.	Other Awards

(a)Other Stock-Based Awards. The Committee, in its discretion and subject to the provisions of the Plan, may grant Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted stock, restricted stock units, deferred stock units, and dividend equivalents, may be granted either alone or in conjunction with other Awards granted under the Plan. Each such Award shall be confirmed by, and be subject to, the terms of an Award agreement.

(b)Other Cash Incentive Awards. The Committee, in its discretion and subject to the provisions of the Plan, may grant other cash incentive awards.

Section 10.	Change in Control Provisions

(a)Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless provided otherwise by the Committee in an Award agreement or otherwise, or as provided in an employment agreement or similar agreement between the Company or any Subsidiary and the Participant, in the event of a Change in Control:

(i)Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its Parent) or cancelled in exchange for substitute stock options issued by the successor (or its Parent) in a manner consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) (or any successor regulation), in the case of a Nonqualified Stock Option, and Treas. Reg. §1.424-1(a) (or any successor regulations), in the case of an Incentive Stock Option and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the applicable Award agreement), such Awards, to the extent then outstanding, shall vest and become exercisable. To the extent Stock Options and Stock Appreciation Rights that are outstanding as of the date of such Change in Control are not assumed or substituted, the Award shall, as determined by the Committee, (A) immediately become fully exercisable and vested to the full extent of the original grant, or (B) be cancelled in exchange for cash and/or other substitute consideration (if any) with respect to each share of Common Stock subject to the Award as of the transaction date equal in value to the excess (if any) of (I) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of the transaction over (II) if applicable, the per-share Exercise Price of the Award. If the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of the transaction does not exceed the per-share Exercise Price of the Award, the Award may be cancelled without providing any cash or other consideration to the Participant with respect to such Award.

(ii)Any Performance Awards outstanding as of the date such Change in Control is determined to have occurred shall be converted into, as applicable, time-based restricted stock of the successor (or its Parent) or time-based restricted stock units based on stock of the successor (or its Parent) and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the Award agreement), such Awards, to the extent then outstanding, shall vest. With respect to Performance Awards that are outstanding as of the date of such Change in Control and are not converted to a time-based Award, any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Performance Awards). In either case, the value of the Performance Awards as of the date of the Change in Control shall be determined assuming target performance has been achieved, except that the value shall be determined based on actual performance as of such date if (A) more than half of the performance period has elapsed as of such date and (B) actual performance is determinable as of such date.

(iii)Any other stock-based and cash Awards outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its Parent) or cancelled in exchange for comparable awards issued by the successor (or its Parent), and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the Award agreement), such Awards, to the extent then outstanding, shall vest. With respect to such Awards that are outstanding as of the date of such Change in Control and are not assumed or substituted, any deferral or other restriction shall lapse and such Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Performance Awards).

(iv)For an Award to be validly assumed or substituted by a successor for purpose of this Section 10(a), it must (A) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedules; (B) have substantially equivalent value to such Award (determined at the time of the Change in Control); and (C) be based on stock that is traded on an established U.S. securities market or an established securities market outside the United Stated upon which the Participants could readily trade the stock without administrative burdens or complexities.

(v)The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes (subject to compliance with Section 409A of the Code).

(b)Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 10(b)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 10(b)(iii)(A), (B) and (C); or

(ii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 11.	Amendment and Termination

(a)The Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a recipient of an Award theretofore granted without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(b) or Section 7(b), in connection with a “repricing” of a Stock Option or Stock Appreciation Right.

(b)Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 12.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13.	Recoupment of Awards

Each Award under the Plan is subject to the Company’s clawback or recoupment policy, as such policy may be amended from time to time, as well as the requirements of Section 954 of the Dodd-Frank Act and any regulations or stock exchange listing rules promulgated thereunder that are applicable to the Company. Pursuant to such policy, among other things, the Committee may require forfeiture of an Award, repayment of Award (or proceeds therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

Section 14.	General Provisions

(a)Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange or such other securities exchange as may at the time be the principal market for the Common Stock; (ii) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan and the granting of Awards shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee at any time.

(d)Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan or becomes subject to employment tax, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that if the Company is at the time of withholding subject to the provisions of FASB ASC 718, not more than the legally required minimum withholding (or, if applicable, such higher tax withholding rate as determined by the Committee not to result in adverse tax or accounting consequences) may be settled with Common Stock that is otherwise payable with respect to such Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised. If a Participant dies and no designated beneficiary survives the Participant, any amount due under the Plan shall be paid to the Participant’s estate.

(f)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

(g)Electronic Signatures. For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

(h)Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

(i)Nontransferability. Except as otherwise provided in Section 6(e) and Section 7(e), or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)Foreign Law and Foreign Employees. The Committee may grant Awards to Eligible Employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)Section 409A.

(i)It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii)No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Subsidiaries.

(iii)If an Award is subject to Section 409A of the Code and payment is due upon a termination of employment, payment shall be made upon a separation from service (within the meaning of Section 409A of the Code).

(iv)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(v)Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any other purpose.

(vi)Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

Section 15.	Term of the Plan

(a)Effective Time. The Plan shall be effective as of the date (the “Effective Time”) it is approved by the Company’s stockholders by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote with respect to the Plan’s approval. If this Plan is not approved by the stockholders of the Company, this Plan and any awards granted under this Plan shall be null and void and the Prior Plans shall remain in effect.

(b)Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Time. Unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.